SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                               SEPTEMBER 28, 1998
                        (Date of Earliest Event Reported)



                              CERPROBE CORPORATION
             (Exact name of registrant as specified in its charter)



                         COMMISSION FILE NUMBER 0-11370


         DELAWARE                                        86-0312814
(State or other jurisdiction of             (IRS Employer Identification Number)
incorporation or jurisdiction)



               1150 NORTH FIESTA BOULEVARD, GILBERT, ARIZONA 85233
                    (Address of principal executive offices)

Item 5. On September 28, 1998, Cerprobe Corporation issued the following press release:


                                  PRESS RELEASE

September 28, 1998                                   Contact:  Randal L. Buness



Gilbert, Arizona, September 28, 1998 -- The Company announced that the Board of Directors of Cerprobe Corporation approved the declaration of a dividend distribution of one Preferred Share Purchase Right on each outstanding share of its Common Stock. Each Right will entitle shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $110. The Rights will be exercisable if a person or group hereafter acquires 15% or more of the Common Stock of the Company or announces a tender offer for 15% or more of the Common Stock. The Board of Directors will be entitled to redeem the Rights at one cent per Right at any time before any such person hereafter acquires 15% or more of the outstanding Common Stock.

The Rights are not being distributed in response to any specific effort to acquire the Company. The Rights are designed to assure that all shareholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all shareholders a fair price.

If a person hereafter acquires 15% or more of the outstanding Common Stock of the Company, each Right will entitle its holder to purchase, at the Right's exercise price, a number of shares of Common Stock having a market value at that time of twice the Right's exercise price. Rights held by the 15% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business combination transaction after a person acquires 15% or more of the Company's Common Stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The dividend distribution will be payable to shareholders of record as of the close of business on October 8, 1998. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 2, 1998                               Cerprobe Corporation



                                                     By:  s/ C. ZANE CLOSE
                                                       ---------------------
                                                     Name:  C. Zane Close
                                                     Title:  President and Chief
                                                              Executive Officer